EXHIBIT 2

BANK OF SMITHTOWN
BANKWIDE ANNUAL CASH INCENTIVE PLAN

Section 1.  Purpose of Plan

The purpose of the Plan is to promote the success of the Bank by providing all of the employees of the Bank with opportunities for cash payments based upon the attainment of specified annual performance goals.

Section 2. Definitions and Terms

2.1 Accounting Terms. Except as otherwise expressly provided or the context otherwise requires, financial and accounting terms are used as defined for purposes of, and shall be determined in accordance with, generally accepted accounting principles, as from time to time in effect, as applied and reflected in the consolidated financial statements of the Bank, prepared in the ordinary course of business.

2.2 Specific Terms. The following words and phrases as used herein shall have the following meanings unless a different meaning is plainly required by the context:

“Affiliate” means any entity controlled by or under common control with the Bank.

“Award” means any amount payable to a Participant as determined in accordance with Section 5 hereof.

“Bancorp” means Smithtown Bancorp Inc.

“Bank” means Bank of Smithtown and any successor.

“Board” means the Board of Directors of Bank of Smithtown.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board of Directors of the Bank. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board. If a member of the Compensation Committee is not an “outside director” within the meaning of Section 162(m) of the Code or is not a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, the Compensation Committee may from time to time delegate some or all of its functions under the Plan to a committee or subcommittee composed of members that meet the relevant requirements. The term “Committee” includes any such committee or subcommittee, to the extent of the Compensation Committee’s delegation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Criteria” has the meaning set forth in Section 5.4 hereof.

“Participant” means an employee of the Bank, including executive officers of the Bank as defined in Rule 3b-7 of the Exchange Act.

“Peer Group” means the group of comparable publicly traded bank holding companies selected by the Committee, from time to time.

“Performance Goals” has the meaning set forth in Section 5.5 hereof.

“Plan” means this Annual Cash Incentive Plan of the Bank, as amended from time to time.

“Plan Year” means the Bank’s fiscal year, unless otherwise determined by the Committee or the Board. The initial Plan Year is the year ended December 31, 2007.

“Termination of Employment” means the Participant ceasing to be employed by the Bank for any reason whatsoever, voluntary or involuntary, other than by reason of an approved leave of absence.

Section 3. Effective Date; Term of the Plan

3.1  Effective Date. The Plan shall be effective as of January 1, 2007, but any payments under the Plan to Section 162(m) Participants shall be contingent on the Plan’s approval by the Bank’s shareholders at the 2007 annual meeting of shareholders.

3.2 Expiration Date. Unless terminated earlier pursuant to Section 11, the Plan will terminate on December 31, 2017.

Section 4.  Administration of the Plan

4.1 Power and Authority. The Plan shall be administered by the Committee. Except as limited in the Plan, the Committee shall have all of the express and implied powers and duties set forth in the Plan and shall have full authority to interpret the Plan and to make all other determinations deemed necessary or advisable for the Plan's administration, and shall otherwise be responsible for the administration of the Plan in accordance with its terms. The Committee shall have the authority to construe and interpret the Plan (except as otherwise provided herein) and any agreement or other document relating to any Award under the Plan, may adopt rules and regulations governing the administration of the Plan, and shall exercise all other duties and powers conferred on it by the Plan, or which are incidental or ancillary thereto. Any decision, determination or interpretation the Committee makes and each action it takes pursuant to the Plan will be considered final, binding, and conclusive for all purposes on all persons, including Participants and their legal representatives, and beneficiaries. No member of the Committee shall be liable for any action or determination made in good faith, or upon the advice of counsel, with respect to the Plan or any Award made under the Plan.

4.2  Retention of Experts. The Committee may retain accountants, attorneys, and other experts as it deems necessary or desirable in connection with the administration of the Plan.

4.3  Delegation. The Committee may in its sole discretion, delegate to management personnel of the Bank the authority to take all such other steps deemed necessary, advisable or convenient for the effective administration and record keeping of the Plan in accordance with its terms and purposes.

Section 5. Awards

5.1 Determination of Criteria for Awards. Within ninety (90) days after the commencement of each Plan Year, the Committee shall designate:

(a) The Financial Criteria that will apply to Awards to all Participants for the Plan Year; and

(b) The Performance Goals the Bank must meet with respect to the Financial Criteria designated for all Participants to earn the Awards for the Plan Year and a payout matrix or formula for achievement of those Performance Goals.

5.2 Financial Criteria. For each Plan Year, the Committee shall designate financial criteria (the “Financial Criteria”) for use in determining awards for Participants for that Plan Year. Financial Criteria shall consist of one or more financial measures, including but not limited to the following:

° Return on assets	° Net income
° Return on equity	° Operating income
° Return on investment	° Efficiency ratio
° Return on revenues	° Loan growth
° Cash return on tangible equity	° Deposit grown
° Cash flow	° Core deposit growth
° Book value	° Asset quality
° Stock price performance	° Net interest margin
° Earnings per share	° Non-interest income
° Price earnings ratio	° Non-interest expense
° Total shareholder return	° Core earnings

Any of the Financial Criteria may be applied on a Bank-wide or on a departmental or branch basis. In addition, any of the Financial Criteria may be measured by using average amounts for the Financial Criteria, in absolute terms, on a cash basis or operating basis, by reference to internal performance targets, or as compared to the Peer Group, or may be measured by the change in that performance target compared to a previous period.

5.3 Performance Goals. To determine the amount of Awards to Participants for a Plan Year, the Committee shall, within ninety (90) days of the beginning of each Plan Year, establish in writing specific, objective performance goals (the “Performance Goals”), the outcome of which is substantially uncertain at the time they are established, for the Financial Criteria the Committee designates for that Plan Year against which actual performance is to be measured. The Performance Goals may be described by means of a matrix or formula providing for goals resulting in the payment of Awards under the Plan. In the event of unusual circumstances or transactions, such as a merger or acquisition, the Committee may make adjustments to the Performance Goals.

5.4 Determination and Payment of Awards. As soon as practicable after the end of a Plan Year, the Committee shall determine the amount of Awards earned by and to be paid to a Participant who is a “covered employee” as defined under Section 162(m) of the Code and the total Awards to be paid in a Plan Year. The Committee (or the senior management team of the Bank designated by the Committee) shall determine the amount of the Award that each other Participant has earned. The determination of the amount of Awards earned by Participants will be made based on application of the Performance Goals in Section 5.3 to the Financial Criteria in Section 5.2 for the Plan Year. Actual awards will be determined based upon (i) the Participant’s individual performance, (ii) the achievement of Performance Goals by the Participant’s department or branch and (iii) the overall achievement of Performance Goals by the Bank. Payment of the Awards will be made in cash in a lump sum promptly after the Committee determines the amount of the Awards.

5.5 Employment Condition. The Participant must remain actively employed by the Bank on the date the Award is granted to be considered eligible for any potential payment under this Plan. If a Participant is hired during the Plan Year then the Award to which he or she would be entitled shall be prorated based upon the length of his or her employment during the Plan Year. The method and amount of proration shall be determined by the Committee, in its sole discretion, except to the extent that the Committee chooses to delegate this authority to the Chief Executive Officer for certain employees, other than the Chief Executive Officer and the executive officers of the Bank or an employee who would be considered a “covered employee” as defined under Section 162(m) of the Code.

Section 6. General Provisions

6.1  No Right to Bonus or Continued Employment. Neither the establishment of the Plan nor the provision for or payment of any amounts hereunder nor any action of the Bank (including any predecessor or subsidiary), the Board of Directors of the Bank or the Committee in respect of the Plan, shall be held or construed to confer upon any person any legal right to receive, or any interest in, any benefit under the Plan, or any legal right to be continued in the employ of the Bank unless otherwise provided by contract or agreement. The Bank expressly reserves any and all rights to discharge a Participant in its sole discretion, without liability of any person, entity or governing body under the Plan or otherwise.

6.2  No Funding of Plan. The Bank shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to Participants under the Plan. The Plan shall constitute an “unfunded” plan of the Bank.

6.3 No Fiduciary Relationship or Responsibility. The Plan is not subject to the Employee Retirement Security Act of 1974, as amended (“ERISA”). The Bank and the Committee are not fiduciaries with respect to the Plan and have no fiduciary obligation with respect to any Participant, beneficiary, or other person claiming a right hereunder. Further, nothing herein contained, and no action or inaction arising pursuant hereto, shall give rise under state or federal law to a trust of any kind or create any fiduciary relationship of any kind or degree for the benefit of Participants, any beneficiary, or any other person.

6.4  Non-Transferability of Benefits and Interests. Except as expressly provided by the Committee, no benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void, and no such benefit shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any Participant or former Participant. This Section 6.4 shall not apply to an assignment of a payment due after the death of a Participant to the deceased Participant's legal representative or beneficiary.

6.5 Code Section 409A. The Plan shall be interpreted and applied in a manner consistent with the standards for nonqualified deferred compensation plans established by Section 409A of the Code and its interpretive regulations and other regulatory guidance, if applicable. To the extent that any terms of this Plan would subject the Participant to gross income inclusion, interest, or additional tax pursuant to Section 409A of the Code, those terms are to that extent superseded by, and shall be adjusted to the minimum extent necessary to satisfy or make the Plan exempt from, the applicable Code Section 409A standards.

6.6 Law to Govern. Except as provided in Section 6.5, all questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of New York.

6.7 Section Headings. Section headings used herein are for convenience and reference only, and in the event of any conflict, the text of the Plan, rather than the section headings, will control.

6.8  Severability. Whenever possible, each provision of this Plan shall be interpreted in such manner as to be effective and valid under applicable law; provided, however, that if any provision of this Plan shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Plan.

6.9 Non-Exclusivity. The Plan does not limit the authority of the Bank, the Board of Directors of the Bank or the Committee to grant awards or authorize any other compensation under any other plan or authority, including, without limitation, awards or other compensation based on the same performance criteria used under the Plan. In addition, executive officers not selected to participate in the Plan may participate in other plans of the Bank.

Section 7. Amendments, Suspension or Termination of Plan

The Committee may, from time to time, amend, suspend or terminate, in whole or in part, the Plan, and after any suspension or termination, may reinstate any or all of the provisions of the Plan; provided no amendment, suspension or termination of the Plan shall in any manner affect any Award theretofore granted pursuant to the Plan without the consent of the Participant to whom the Award was granted.

The foregoing Plan was adopted and approved as set forth in the first paragraph hereof and is effective as of the date of approval by the shareholders of the Bancorp as set forth above.

SMITHTOWN BANCORP, INC. By: /s/ Bradley E. Rock Bradley E. Rock Chairman of the Board, President & Chief Executive Officer	BANK OF SMITHTOWN By: /s/ Bradley E. Rock Bradley E. Rock Chairman of the Board, President & Chief Executive Officer